Exhibit 10.1




                        ADMINISTRATIVE SERVICES AGREEMENT
                           BETWEEN ALOHACARE, INC. AND
                              LIFEMARK CORPORATION


      This Agreement (the "Agreement") is entered into this 7th day of October, 1999 by AlohaCare, Inc. ("AlohaCare"), a Hawaii nonprofit corporation, and Lifemark Corporation ("Lifemark"), a Delaware corporation.

                                    RECITALS

      A. Lifemark has provided administrative services to AlohaCare since 1994 pursuant to an Administrative Services Agreement dated January 1, 1994, as amended (the "First ASA", for the purpose of AlohaCare operating as a health care plan in the State of Hawaii's QUEST program; and,

B.    The parties wish to enter into a new administrative services agreement.

Now therefore, in consideration of the mutual covenants set forth herein, the parties agree as follows:


1.0   TERM AND TERMINATION.

      1.1 This Agreement shall be effective as of August 1, 1999 and shall terminate on July 31, 2000, unless earlier terminated pursuant to provisions set forth below.

      1.2 This Agreement may be terminated at any time upon the written mutual consent of both parties.

      1.3 Either party may terminate this Agreement for a material breach which has not been cured within 30 days from the date on which one party receives written notice of a material breach by the other party; provided however, if the material breach involves failure to pay Administrative Fees when due, the Cure Period shall be 10 days, except if AlohaCare withholds payment during the cure period when Lifemark has failed in a material way to provide certain administrative services, AlohaCare may withhold only a portion of the Administrative Fee proportionate to the amount of services alleged not to have been delivered. Upon completion of cure, AlohaCare shall pay the amount withheld within 5 days.

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      1.4 This Agreement shall be terminated in the event the existing  contract or any amendments between DHS and AlohaCare are terminated for any reason or AlohaCare's participation in the Program is otherwise terminated, in which case termination shall be effective as of the termination date of AlohaCare's participation in the Program.

      1.5 This Agreement shall be terminated immediately upon the filing of a bankruptcy petition by either party or upon the failure of either party to obtain any license, registration or approval required under state or federal law that is material to the operation of AlohaCare.

      1.6 Upon termination of this Agreement, Lifemark shall have the same duty to cooperate as set forth in Section IV(C)(2) of the First ASA and to transition those administrative services for which it has retained responsibility (as further described in Section 6.0, below). Such duty to cooperate shall include, but not be limited to, transferring all AlohaCare financial records related to the administrative services provided pursuant to this Agreement and the First ASA, transmitting all AlohaCare data in a readable format, and preparing and transmitting of HEDIS and QUEST required reports due during the reporting periods prior to the termination date and the quarterly QUEST reports related to the June 30, 2000 period end, which are due August 15, 2000. All other reports shall be the responsibility of AlohaCare. In addition to the foregoing, following the termination date, Lifemark will provide up to 50 hours of consulting on the following projects:

1.6.1     The RFA dispute with QUEST

1.6.2     The University  Health  Care  Associates  contract issues
1.6.3.    The litigation involving Vision Service Plan
1.6.4     The dispute  involving  Dr. Yuen
1.6.5     The WCCHC claims reconciliation
1.6.6     The University OB/GYN claims reconciliation


2.0 SERVICES. Lifemark shall provide to AlohaCare all administrative services described in the First ASA (a copy of which is attached hereto as Attachment A; all terms used in this Agreement shall be defined as set forth in the First ASA unless otherwise defined herein) (the "Full Services") as of August 1, 1999 until the earlier of (a) July 31, 2000 or (b) the Transfer Date (as defined in Paragraph 4 hereof) in the same fashion and to the same extent as set forth in the First ASA. The Full Services do not include consulting services in connection with AlohaCare's self management, preparation of a response to a Request For Proposal from the State of Hawaii, or any other matter not described in the First ASA. The time period referenced in the preceding sentence shall be known as the "Full Service Period." The period beginning the day after the Transfer Date and ending July 31, 2000, shall be known as the "Partial Service Period," during which Partial Services (as defined in Paragraph 6.0 hereof) shall be provided by Lifemark to AlohaCare. In addition, if the Aged, Blind and Disabled population is added to AlohaCare's membership pursuant to AlohaCare's QUEST contract during the Full Service Period, then Lifemark will provide the same administrative services for these new members as it does for AlohaCare's existing members at the time that such new members are added.

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

3.0 PAYMENT FOR FULL SERVICES. During the Full Service Period, AlohaCare shall pay to Lifemark a fee for the Full Services (the "Full Service Fee") in an amount equal to [x]* of the capitation paid to AlohaCare by the State of Hawaii each month. AlohaCare agrees to pay to Lifemark [x]* of (i) payments, if any, denominated as Risk Factor Adjustment ("RFA") payments; (ii) payment to AlohaCare of amounts attributable to RFA withheld from monthly capitation during the Full Service Period(but not during periods before or after the Full Service Period); and (iii) payments to AlohaCare resulting from a recalculation of RFA pertaining to the Full Service Period, within 5 days of receipt of such payments from the State of Hawaii for months during the Full Service Period, regardless of when such monies are finally paid. In the event that the State of Hawaii requires AlohaCare to repay monies based upon (i) a reconciliation of AlohaCare's enrollment during the term of this Agreement; or(ii) a recalculation of the RFA pertaining to the Full Service Period (but not to periods before or after the Full Service Period then Lifemark shall remit within 5 days receipt of notice from AlohaCare(which shall include a full explanation of the basis of the adjustment and the documentation from the State of Hawaii pertaining to the adjustment) [x]* of such amount due the State of Hawaii regardless of when such adverse adjustment is made. Upon request of Lifemark, AlohaCare shall respond to Lifemark's request for an accounting of all capitation and RFA payments received from the State of Hawaii or for other pertinent documents from the State of Hawaii. Payment of the Full Service Fee shall be made before the 10th day of each month during the Full Service Period.


4.0 PARTIAL PREPAYMENT OF THE FULL SERVICE FEE. Immediately upon execution of the Agreement and as an absolute condition to Lifemark performing any obligation hereunder, AlohaCare shall pay Lifemark [$x]* (the "Advanced Payment") by wire transfer as a partial prepayment of the Full Service Fee. Lifemark shall repay to AlohaCare the Advanced Payment, plus annual compounded interest of [x]*, less [x]* which represents the parties' reasonable estimate of what Lifemark's share of the RFA would be,

*CONFIDENTIAL TREATMENT REQUESTED

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in full within 5 days of the termination date of this Agreement except for sums, if any, previously and properly deducted by Lifemark. Lifemark shall pay AlohaCare the difference between the holdback amount and the actual payment of its RFA share within 5 days of payment of its RFA share. If Lifemark's share of the RFA exceeds the holdback amount, AlohaCare shall pay to Lifemark within 5 days of payment of the RFA the difference between the holdback amount and [x]* of the RFA.


5.0   EVENTS OCCURRING ON THE TRANSFER DATE OR UPON TERMINATION.

      5.1 DEFINITION OF "TRANSFER DATE". The "Transfer Date" is the termination date or the day that AlohaCare takes all of the following actions: (i) hires the Lifemark employees described in Paragraph 5.2 hereof; (ii) purchases the assets described in Paragraph 5.3 hereof; and (iii) assumes the leases, contracts and obligations described in Paragraph 5.4 hereof. The Transfer Date shall occur only on the first day of the month except in the event that this Agreement is terminated pursuant to Paragraph 1.0, above, in which event the Transfer Date shall be the same day as the day on which the Agreement is terminated pursuant to Paragraph 1.0, above. AlohaCare agrees to take the foregoing actions only on a single day and shall not endeavor to accomplish less than all of such actions on days other than a single Transfer Date.

      5.2 TRANSFER OF EMPLOYEES. On the earlier of the Transfer Date or on the date this Agreement is terminated pursuant to Paragraph 1.0 hereof, Lifemark will terminate the employment of each of its employees in Hawaii (except on the Transfer Date, Lifemark will not terminate its Technical Support Coordinator and AlohaCare agrees to hire such employee on the termination date, subject to satisfactory performance as determined by AlohaCare in its sole discretion) and AlohaCare will hire such employees as it chooses as of such date; provided however that AlohaCare will give Lifemark 15 business days notice of its intent not to hire a current Lifemark employee. AlohaCare hereby indemnifies Lifemark against all liability arising out of or related to claims made by an employee arising after the Transfer Date or the termination date, as the case may be, in connection with his or her employment by AlohaCare. Lifemark hereby indemnifies AlohaCare against all liability arising out of or related to claims made by an employee arising before the Transfer Date or the termination date, as the case may be, in connection with his or her employment by Lifemark. AlohaCare and Lifemark shall cooperate with each other with respect to the transfer of the employees and neither shall take any action with respect to such transfer without the other's prior consent.

     *CONFIDENTIAL TREATMENT REQUESTED.

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5.3 PURCHASE OF LIFEMARK ASSETS. On the earlier of the Transfer Date or the date this Agreement is terminated pursuant to Paragraph 1.0 hereof, AlohaCare shall, at Net Book Value, purchase, except for the assets described below, every asset used by Lifemark in AlohaCare's offices or operations as of such date, including but not limited to all office equipment and supplies, computer hardware, telephone systems, furniture, fixtures, leasehold improvements, and all prepaid items listed in Attachment B, at the value set forth on Lifemark's most current balance sheet as of November 1, 1999 (the contemplated Transfer Date) or such other Transfer Date or the date this Agreement is terminated. AlohaCare acknowledges that it is purchasing these assets "as is" and without warranty of any kind from Lifemark as to the condition, life expectancy or utility of such assets; provided however, that all computers are warranted to properly recognize and process dates after December 31, 1999. Any computer sold to AlohaCare that does not properly recognized and process dates after December 31, 1999 will be deemed to have no net book value. AlohaCare may not purchase the Sun Sparc 1000 server and the accompanying tape drive, which Lifemark will remove from AlohaCare's offices after July 31, 2000.

      5.4 ASSUMPTION OF LIFEMARK LEASES, CONTRACTS AND HAWAII BASED OPERATIONAL EXPENSES. On the earlier of the Transfer Date or the date this Agreement is terminated pursuant to Paragraph 1.0 hereof, AlohaCare shall assume all real property, personal property and equipment leases as set forth on Attachment C hereto and hereby indemnifies Lifemark against all liability arising out of any such agreements after the Transfer Date related to an event which occurs after the Transfer Date.

6.0 POST-TRANSFER DATE SERVICES. During the period following the Transfer Date until July 31, 2000 (the "Partial Service Period"), Lifemark shall provide administrative services to AlohaCare (the "Partial Services") in the same fashion pursuant to the First ASA including, but not limited to,:

      6.1 PLAN FINANCE SERVICES. Plan Finance Services include third party recovery services, reinsurance filings, monthly, quarterly and annual financial reporting, regulatory reporting to Department of Health Services and the Department of Insurance, risk pool reporting, claim lag reports, medical payables functions, including capitation and claims payment (but not claims processing), cash management and maintenance of bank and investment accounts. Plan Finance Services during the Partial Service Period do not include non-medical related accounts payable, payroll services, human resources services and employee benefits services

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      6.2  INFORMATION  SYSTEM  SERVICES.  Lifemark  shall  provide  information systems services, including support and maintenance services, to AlohaCare through the software system Managed Care One in the same fashion and to the same extent as during the term of the First ASA. Lifemark agrees to make all necessary alterations or upgrades to Managed Care One to allow AlohaCare (i) to provide covered services to service (to the same extent and in the same fashion as if such members were added during the term of the First ASA) aged, blind or disabled members that are added to AlohaCare's membership during the term of this Agreement and (ii) to comply with its QUEST contract; provided, however, that, in the event that substantial changes are required to Managed Care One's systems reporting capability, Lifemark shall discuss with QUEST officials alternative means of providing the same information.

      6.3 CREDENTIALING. Lifemark shall provide credentialing services to AlohaCare in the same fashion and to the same extent as during the term of the First ASA provided, however, that Lifemark shall assist AlohaCare in complying with the corrective action plan set forth in the letter from QUEST officials listing deficiencies in AlohaCare's credentialing procedures in place as of July 1, 1999.

      6.4 SPECIAL PROJECTS. Lifemark shall continue to provide all administrative services necessary in order to complete certains pecial projects, which commenced prior to the expiration of the First ASA, prior to the termination of this Agreement on July 31, 2000. Such special projects are listed in Attachment D. Notwithstanding the foregoing, if such special project(s) can not be completed prior to July 31, 2000, then Lifemark shall continue to provide administrative services to complete projects pursuant to Section 1.6, above.

      6.5 EXCLUSIONS FROM PARTIAL SERVICES. The following services, all of which are included in Full Services, are excluded from Partial Services: claims processing and auditing functions performed in Hawaii on the effective date of this Agreement, complaint or grievance coordination, utilization review, quality management, medical management, member services, provider services and contracting (except the financial analysis necessary for such activities), human resources, benefits administration, insurance administration services, consulting services relating to the transition to self management, preparation of a response to a Request for Proposal issued by the State of Hawaii, all accounting functions, including administrative accounts payable and payroll services. Administrative services not enumerated in this Section 6.5 shall be provided by Lifemark if such services had previously been provided routinely under the First ASA.

      6. SOFTWARE LICENSES. After the Transfer Date until July 31, 2000, Lifemark will allow AlohaCare to use the licenses presently in place in personal computers that were in the AlohaCare office as of July 31, 1999. AlohaCare agrees that after July 31, 2000 it will have purchased all necessary licenses from all applicable software vendors and will not rely on Lifemark's licenses.

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7.0  PAYMENT  FOR PARTIAL  SERVICES.  During  each month of the Partial  Service
Period, AlohaCare shall pay Lifemark an amount equal to the Full Service Fee less the amount agreed to by the parties as further described in Attachment E. The Partial Service Fee shall be paid before the 10th day of each month during the Partial Service Period. AlohaCare agrees to pay to Lifemark [x]* of(i) payments, if any, denominated as Risk Factor Adjustment ("RFA") payments; (ii) payment to AlohaCare of amounts withheld from monthly capitation attributable to RFA during the Partial Service Period (but not during periods before the Full Service Period); and (iii) payments to AlohaCare resulting from a recalculation of RFA pertaining to the Partial Service Period of all previously unpaid RFA, within 5 days of receipt of such monies from the State of Hawaii for months during the Partial Service Period, regardless of when payment is actually made. In addition, during the Partial Service Period, Lifemark shall remit payment to AlohaCare for monies owed to the State of Hawaii as described in Paragraph 3.0, above.

8.0 FAILURE TO PAY FEES. If AlohaCare fails to pay any amount due hereunder (except as permitted in Paragraph 1.3, hereof)within 10 days of notification of such failure, Lifemark may terminate this Agreement, immediately cease providing any services to AlohaCare and without further notice terminate all electronic connection with AlohaCare.

9.0 CONSULTING SERVICES. AlohaCare shall pay Lifemark an hourly fee for administrative, technological or consulting services beyond the scope of the services provided pursuant to Paragraphs 1.6 and 2.0 above. The hourly consulting fees for various Lifemark personnel are set forth on Attachment F hereto. To obtain consulting services, AlohaCare must submit to an authorized officer of Lifemark a written request describing the services requested. Lifemark will bill AlohaCare on a monthly basis for tasks completed during that month and AlohaCare agrees to pay such invoices within 30 days of receipt. Lifemark will cease providing all consulting services immediately upon a consulting invoice not being paid.

10.0  MUTUAL RELEASE.

     10.1 ALOHACARE RELEASE OF LIFEMARK. AlohaCare releases Lifemark, and its officers, directors, employees, agents and attorneys, and holds each of them harmless from all liability whatsoever arising out of losses, claims, litigation, amounts

*CONFIDENTIAL TREATMENT REQUESTED.
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     paid in settlement, judgments  or  other  liabilities,  including expenses, costs and attorneys' fees (regardless of whether they are incurred in investigation, settlement or litigation), relating to (i) claims made by the State of Hawaii requiring AlohaCare to return monies to the State or pay fines or penalties for any reason, including an alleged miscalculation of the RFA; or (ii) alleged overpayments to, or other losses incurred in connection with the contract with, University Health Care Associates. Notwithstanding the foregoing, during the term of this Agreement, Lifemark shall assist AlohaCare in the ongoing negotiations with QUEST officials regarding the calculation of RFA during the first two QUEST contract periods as well as assist in any litigation pertaining to RFA without additional compensation.

     10.2 LIFEMARK RELEASE OF ALOHACARE. Lifemark releases AlohaCare and its officers, directors, employees, agents and attorneys, and holds each of them harmless from all liability whatsoever arising out of losses, claims, litigation, amounts paid in settlement, judgments or other liabilities, including expenses, costs and attorneys' fees (regardless of whether they are incurred in investigation, settlement or litigation), relating to any matter arising prior to July 31, 1999; provided however, nothing in Lifemark's release of AlohaCare shall be construed to relieve AlohaCare from the obligation to pay all amounts due under this Agreement.

11.0 PAYMENT FOR PREPARATION OF RFP RESPONSE. Immediately upon execution of this Agreement, as an absolute condition to Lifemark performing any of its obligations hereunder, AlohaCare shall pay to Lifemark [x]* by wire transfer as payment in full for Lifemark's preparation, on AlohaCare's behalf, the response to the State of Hawaii's Request For Proposal during 1998-9.

12.0  MISCELLANEOUS.

      12.1 CONFIDENTIALITY. AlohaCare and Lifemark agree to incorporate herein by reference the terms and conditions regarding confidentiality as set forth in
Section V(B) of the First ASA.

      12.2 RELATIONSHIP OF THE PARTIES. In the performance of the work, duties and obligations of the parties pursuant to this Agreement, the parties shall at all times, be acting and performing as independent contractors. No relationship of employer and employee, or partners or joint ventures is created by this Agreement, and neither party may therefore make any claim against the other party for social security benefits, workers' compensation benefits, unemployment insurance benefits, vacation pay, sick leave or any other employee benefit of any kind. In

*CONFIDENTIAL TREATMENT REQUESTED.
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addition,  neither  party  shall  have any power or  authority  to act for or on behalf of, or to bind the other except as herein expressly granted, and no other or greater power or authority shall be implied by the grant or denial of power or authority specifically mentioned herein.

      12.3 ASSIGNMENT/SUBCONTRACTING. Neither party shall have the right to assign, delegate or subcontract any of its rights or obligations hereunder without the prior written consent of the other party; provided however, that AlohaCare shall have the right to delegate and/or to subcontract with respect to those administrative service responsibilities which it assumes on the Transfer Date.

      12.4 NOTICES. Except as set forth herein, all notices required or permitted to be given hereunder, shall be in writing and shall be sent by United States mail, certified or registered, return receipt requested, postage prepaid, to the parties hereto at their respective addresses set forth on the signature page hereto, or such other address as may be fixed in accordance with the provisions hereof. Except as set forth herein, if mailed in accordance with the provisions of this paragraph, such notice shall be deemed to be received three
(3) business days after mailing.

      12.5 HEADINGS. The headings of the various sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

      12.6 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, nor be construed to be a waiver of any subsequent breach thereof.

      12.7 APPLICABLE LAW. This Agreement shall be governed in all respects by the laws of the State of Hawaii.

      12.8 INVALID PROVISIONS. If, for any reason, any provision of this Agreement is or shall be hereafter determined by law, act, decision, or regulation of a duly constituted body or authority, to be in any respect invalid, such determination shall not nullify any of the other terms and provisions of this Agreement and, unless otherwise agreed to in writing by the parties, then, in order to prevent the invalidity of such provision or provisions of this Agreement, the said provision or provisions shall be deemed automatically amended in such respect as may be necessary to conform this entire Agreement with such applicable law, act, decision, rule or regulation.

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      12.9 NO  THIRD-PARTY  BENEFICIARY.  This  Agreement is entered into by and between AlohaCare and Lifemark and for their benefit. There is no intent by either party to create or establish third-party beneficiary status or rights or their equivalent in any Member, subcontractor, or other third party, and no such third party shall have any right to enforce any right or enjoy any benefit created or established under this Agreement. Notwithstanding the foregoing, Lifemark assents to, and waives all claims, whether against AlohaCare or any other party, arising from or related to: (i) the hiring of its Executive Director, John McComas by AlohaCare; (ii) Mr. McComas' advice and assistance to AlohaCare in negotiation of this Agreement; and, (iii) the release of Mr. McComas from his fiduciary obligations to Lifemark, which impede his ability to act on behalf of AlohaCare.

      12.10 ARBITRATION. In the event that any dispute relating to this Agreement including, but not limited to, any dispute arising from or related to Lifemark's provision of administrative services arises between Lifemark and AlohaCare, the dispute shall be resolved by binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date one party first gave written notice of the dispute to the other party. The arbitration shall be held in Honolulu, Hawaii or in such other location as the parties may mutually agree upon. The arbitrator shall have no power to award punitive or exemplary damages or vary the terms of this Agreement and shall be bound by controlling law.

      12.11 REVIEW AND AUDIT. Lifemark will at all times make available for review and audit by either AlohaCare or its designee its files, books, procedures and records (including computer terminal access to same) pertaining to AlohaCare or the services provided by Lifemark under this Agreement. In addition, Lifemark shall make available for interview with the auditor those personnel with material involvement or responsibility with respect to the services provided by Lifemark under this Agreement.

      12.12 ENTIRE AGREEMENT; AMENDMENT. This Agreement and all exhibits hereto shall constitute the entire agreement relating to the subject matter hereof between the parties hereto, and supersedes all other agreements, written or oral, relating to the subject matter hereof except as to those referenced herein. This Agreement may be amended by mutual agreement of the parties, provided that such amendment is reduced to writing and signed by both parties.

      12.13 EXHIBITS. Any exhibits attached to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

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      12.14 REPRESENTATION ON BOARD OF DIRECTORS.  On the effective date of this
Agreement, the current Director who is employed by Lifemark shall resign. At the next regularly scheduled meeting of the Board of Directors, the Board shall take all action necessary for the appointment of a Lifemark representative as an ex officio (nonvoting) member of the Board of Directors. Lifemark shall choose the individual to be appointed. Upon termination of this Agreement with or without cause, such Lifemark Director shall resign within five (5) business days of the giving or receipt of notice of such termination.

IN WITNESS WHEREOF, the undersigned parties, through their officers who have the authority to execute this Agreement, have executed this Agreement intending to be bound thereby.




                                          AlohaCare, Inc.
                                          1357 Kapiolani Boulevard
                                          Suite 1250
                                          Honolulu, Hawaii 96814

                                          By:  /s/ KAWAHINE KAMAKEA-OHELO
                                               --------------------------

                                          Its: President
                                               --------------------------


                                          Lifemark Corporation
                                          7600 North Sixteenth Street
                                          Suite 150
                                          Phoenix, Arizona 85020

                                          By:  /s/ RHONDA BREDE
                                               ---------------------------

                                          Its: President
                                               ---------------------------



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